Exhibit Number (a)(12)
PRESS RELEASE ISSUED BY THE JUDGE GROUP, INC. ON FEBRUARY 26, 2002.

                   THE JUDGE GROUP, INC. EXTENDS STOCK OPTION
                         EXCHANGE PROGRAM FOR EMPLOYEES

Philadelphia, PA, February 26, 2002 - The Judge Group, Inc. (NASDAQ:JUDG) today announced that it has extended a previously-announced voluntary stock option exchange program for its employees. The offer to exchange options to purchase shares of common stock, which was scheduled to expire at 5:00 p.m., Eastern time, on February 28, 2002, has been extended until 5:00 p.m., Eastern time, on March 14, 2002.

Employees of The Judge Group, Inc. who are deciding whether to tender eligible stock options are advised to carefully read the Tender Offer Statement on Schedule TO, as amended, filed with the Securities and Exchange Commission and any other documents that The Judge Group, Inc. files with the Securities and Exchange Commission. Employees may obtain free copies of these documents at the Securities and Exchange Commission's website at http://www.sec.gov or from Investor Relations at The Judge Group, Inc.

About Judge: The Judge Group, Inc. is tying talent to technology by integrating 30 years of IT staffing services experience with cutting edge technology to deliver efficient client services. With locations in 12 cities nationally, Judge offers total Internet and Information Technology staffing solutions through its web-based staffing, IT skills training, and food and pharmaceutical placement divisions. It is the mission of the Company to service the needs of its clients, its contractors and applicants, with the urgency required by the customer through professionalism, ethics and state of the art technology. For more information about Judge, visit our web site at www.judge.com.

This news release is being made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this news release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the ability to attract and place qualified technical consultants, the ability to implement the controls necessary to reduce costs and improve revenues, the ability to execute our on-line business plan and overall strategic business plan, industry competition factors, and other factors identified in filings with the Securities and Exchange Commission.

Investor Contacts: Robert Alessandrini, CFO 610-667-7700 investors@judge.com